Exhibit 10.4

AMENDMENT TO

CABOT CORPORATION

SHORT-TERM INCENTIVE COMPENSATION PLAN

Cabot Corporation, a Delaware corporation (the “Company”), pursuant to Section VIII of the Cabot Corporation Short-Term Incentive Compensation Plan (the “Plan”) and Section 4.F of the Cabot Corporation Benefits Committee Amended and Restated Charter (the “Charter”), hereby amends the Plan effective January 1, 2009, as follows:

A new Section VI is added as follows and the sections previously numbered VI and above are renumbered accordingly:

“Unless an Award letter or other documentation establishing an Award provides a specified and objectively determinable payment date or schedule to the contrary, all payments under the Plan will be made after the right to payment vests and in all events by March 15 of the calendar year following the calendar year in which the right to payment vests (or, if later, by the 15th day of the third month following the end of the Company’s taxable year in which the right to payment vests). For purposes of the foregoing sentence, a right to payment will be treated as having vested when it is no longer subject to a substantial risk of forfeiture. Payments hereunder are intended to fall under the short-term deferral exception to Section 409A of the Internal Revenue Code of 1986, as amended, and shall be construed and administered accordingly.”

In Witness Whereof, the Company has caused this Amendment to be signed by its duly authorized officer this 31st day of December 2008.

CABOT CORPORATION

By:	/s/ Robby D. Sisco
	Name:	Robby D. Sisco
Vice President, Human Resources